Kirkland’s, Inc.
805 North Parkway
Jackson, Tennessee 38305
(901) 668-2444
May 30, 2006
Via Hand Delivery
Robert E. Alderson, Esquire
          Re: Severance Rights
Dear Robert:
     On behalf of Kirkland’s, Inc. (the “Company”), this letter memorializes certain severance commitments we have made to you. Specifically, if you experience a separation from service with the Company after the date hereof for any reason, you will be entitled to receive:
(1) a single sum payment equal to the discounted present value (discounted at the highest interest rate in effect under any credit agreement to which the Company is then a party, or if the Company is not then a party to any credit agreement, at a rate equal to the then prevailing 60 day LIBOR rate plus 125 basis points) of 24 monthly payments each equal to one-twelfth of your annual base salary (at the greater of the rate in effect immediately prior to your separation from service or $363,500/year); and
(2) COBRA continuation of group health benefits for you (and, if covered under the Company’s group health plan immediately prior to your separation from service, your spouse) at a cost to you equal to the amount paid from time to time by active employees for comparable coverage; and
(3) following expiration of your COBRA coverage, a further continuation of your group health benefits until the earliest of: (A) the date the Company ceases to maintain a group health plan, (B) the date the Company’s insurer or stop-loss insurer declines to include you within the group of eligible participants (it being understood that the Company will in good faith exercise reasonable efforts to include you within its group coverage), (C) your attainment of age 72, or (D) your failure, after ten days’ written notice from the Company, to pay your share of the monthly cost of this coverage (as described below). Again, your share of the cost of this coverage will be equal to the amount paid from time to time by active employees for comparable coverage.
If payments owed to you hereunder are subject to the requirements of Prop. Treas. Reg. § 1.409A-3(g)(2) (or any successor provision) at the time of your separation from service, then notwithstanding any other provision of this letter, those payments that are otherwise due within six months following your separation from service will be deferred (with interest at a rate equal to the discount rate referenced above in (1)) and paid to you in a lump sum immediately following that six month period. For purposes of this letter, the term “separation from service” has the same meaning defined in Prop. Treas. Reg. § 1.409A-1 (or any succeeding guidance).
     Moreover, notwithstanding any other provision of this letter, no payment or obligation will be owed by the Company hereunder unless and until: (i) you execute and deliver to the Company a general release of claims in a form reasonably prescribed by the Company, and (ii) that release becomes irrevocable. Such release of claims will also include a parallel release by the Company of claims against you, other than claims arising from criminality, other serious misconduct, breach of fiduciary duty or material breach of any agreement with the Company.
     Notwithstanding any other provision of this letter, no payment or obligation will be owed to you in connection with a voluntary resignation unless you provide the Company with at least 90 days advance written notice of that resignation.
     The severance benefits described in this letter will be paid in lieu of, and not in addition to, benefits payable under any other severance, termination or similar arrangement maintained by the Company or its affiliates. If your separation from service is due to your death or disability, the severance benefits described in this letter will be offset by the amount of any benefits payable to you or your beneficiaries pursuant to Company sponsored or funded life or disability insurance contract, policy, plan or arrangement.
     Finally, as soon as practicable following the execution of this letter (and to the extent permitted under the terms of the policy and subject to any required consents of the insurer), the Company agrees to assign to you ownership of that certain $500,000 term life insurance policy presently maintained by the Company for your benefit. Continued maintenance of that policy will be your responsibility and the Company will have no obligation to pay or reimburse you for the cost of premiums on that policy or to otherwise maintain any life insurance for your benefit (although the Company from time to time maintains group life insurance arrangements for its active employees generally and, subject to the eligibility terms of such arrangements, you may continue to be covered thereunder during your employment).
     This letter represents our entire agreement regarding your rights to severance benefits and life insurance coverage after the date hereof and merges and supersedes all prior or contemporaneous discussions, agreements and understandings between us relating to those topics (including Sections 3.4 and 6.1 of that certain Employment Agreement between you and the Company dated June 1, 2002 (as amended by that certain letter agreement between you and the Company dated November 23, 2005)). This letter may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company. This letter will be governed by, and enforced in accordance with, the laws of the State of Tennessee without regard to the application of the principles of conflicts or choice of laws.
[signature page follows]

     To acknowledge your agreement to all of the foregoing, please execute this letter in the space provided below and return the executed copy to me.

Sincerely,
/s/ Lowell E. Pugh II
Lowell E. Pugh II
Vice President, General Counsel and Secretary

Acknowledged and agreed on
May 30, 2006:

/s/ Robert E. Alderson
Robert E. Alderson, Esquire

cc: Robert Walker, Esquire